Prospectus Supplement	Filed pursuant to Rule 424(b)(3)
(to Prospectus dated April 30, 2013)	Registration Statement No. 333-185695

THE FRONTIER FUND

(a Delaware statutory trust)

PROSPECTUS SUPPLEMENT

TO

PROSPECTUS AND DISCLOSURE DOCUMENT

DATED APRIL 30, 2013

The following information amends the disclosure in the Prospectus and Disclosure Document dated as of April 30, 2013, as supplemented from time to time (the “Prospectus”). If any statement in this supplement conflicts with a statement in the Prospectus, the statement in this supplement controls. Capitalized terms not defined herein will have the meaning ascribed to such term in the Prospectus.

Equinox Fund Management, LLC

Managing Owner

THE FRONTIER FUND

FRONTIER DIVERSIFIED SERIES; FRONTIER LONG/SHORT COMMODITY SERIES; FRONTIER

MASTERS SERIES

Supplement dated August 23, 2013 to the Prospectus and Disclosure Document Dated as of April 30, 2013

New Trading Advisors for the Frontier Diversified Series

Effective August 1, 2013, the Frontier Diversified Series added each of Crabel Capital Management, LLC, Emil Van Essen, LLC, FORT L.P., and Quest Partners LLC as major commodity trading advisors. The current major commodity trading advisors and/or reference programs for the Frontier Diversified Series are:

•	Beach Horizon LLP;

•	BH-DG Systematic Trading LLP;

•	Cantab Capital Partners LLP;

•	Crabel Capital Management, LLC;

•	Emil van Essen, LLC;

•	FORT, L.P.;

•	Mesirow Financial Commodities Management, LLC;

•	Quantitative Investment Management, LLC;

•	QuantMetrics Capital Management LLP;

•	Quest Partners LLC;

•	Tiverton Trading; and

•	Winton Capital Management Ltd.

Information about Crabel Capital Management, LLC

Background

Crabel Capital Management, LLC is a global alternative investment firm specializing in futures and foreign currency trading. The firm was founded by William Harrison (Toby) Crabel in 1992 and currently has over $1 billion in assets under management. Pioneers of short-term, systematic trading, the firm has evolved over the last two decades to offer broadly diversified, unique products that are valuable complements to sophisticated portfolio design. CCM invests on behalf of qualified institutions, funds of funds, family offices and high net worth individuals. Our primary investment objective is to achieve high risk-adjusted returns, while maintaining a low correlation to all other investment strategies.

Principals

William Harrison (Toby) Crabel

Toby Crabel founded Crabel Capital Management, LLC in 1992 and serves as the firm’s Chief Executive Officer and Chief Investment Officer. In his role, Mr. Crabel oversees management, ongoing research and developing new talent to continue the innovation and diversification of ideas within the firm.

Alden Melbourne

Alden Melbourne graduated in 1996 with a BS in Computer Science from Rensselaer Polytechnic Institute. During high school, Mr. Melbourne started working part-time for Crabel Capital Management in June 1993. In his role, Mr. Melbourne spends his time developing software, conducting research and managing the research department. Mr. Melbourne also joined the Executive Committee in June 2010. Mr. Melbourne graduated with a BS in Computer Science from Rensselaer Polytechnic Institute in 1996.

Paul Buethe

Paul Buethe serves as the Portfolio Manager of Crabel Capital. In August 2000, he entered into a joint venture with Toby Crabel and Crabel Capital. Mr. Buethe oversees several products, including the Buethe Crabel Diversified Futures Program. He spends most of his time managing his portfolios and conducting research. Mr. Buethe joined Executive Committee in June 2010. He earned his BS from the University of Nebraska and an MBA from Columbia University.

Cynthia Aragon

Cynthia Aragon serves as the Chief Compliance Officer and Legal Counsel for Crabel Capital. She has been registered as an Associated Person of Crabel Capital since March 2013. Cynthia started her compliance career in 2001 at American Express Financial Advisors (now known as Ameriprise Financial) as the Field Compliance Supervisor for the New Jersey Market Group. She was primarily responsible for overseeing all retail compliance matters for 13 OSJ locations and 300 Registered Representatives. She then went to Deloitte working as a Manager in their regulatory consulting division focused primarily on SOX implementation in financial institutions, GE Asset Management as Chief Compliance Officer for their Broker/Dealer distributor and SEB Enskilda, an international commercial bank and brokerage firm specializing in foreign securities transactions with US institutional investors as Chief Compliance Officer and US Counsel. In 2008, she moved to California to work for a startup high frequency proprietary trading firm as their Chief Compliance Officer and General Counsel. Most recently she served as interim Chief Compliance Officer and General Counsel for a boutique investment bank in Los Angeles. In 2012, Cynthia joined Crabel Capital Management as its Chief Compliance Officer and Legal Counsel. Cynthia received a JD from Fordham Law School and a BA from New York University. She is a member in good standing of the California Bar and the New York Bar.

Michael Pomada

Michael Pomada serves as the Chief Operating Officer of Crabel Capital. Upon joining Crabel Capital in April 2008, Mr. Pomada managed an equity portfolio while assisting in the oversight of Crabel’s Equity Main strategies. Mr. Pomada joined the Executive Committee in June 2010. Mr. Pomada graduated from the University of California at Berkeley in 1997 and received his MBA from the University of Southern California with a concentration in investments and statistics.

Trading Approach

The Crabel Multi-Product Program consists of a highly diversified portfolio of uncorrelated and predominantly short-term, systematic strategies traded across multiple liquid, global futures and currency markets. The majority of the price-driven strategies in the portfolio can be classified as short-term momentum or mean-reversion trades and a small portion of the portfolio is allocated to longer holding period strategies.

Legal Actions

There have been no material administrative, civil or criminal proceedings against Crabel Capital Management, LLC, or any of its principals, which are pending, are on appeal or have concluded at any time during the last five years.

Past Performance of Crabel Capital Management, LLC

The Capsule Performance Table which follows presents the performance results of the Crabel Multi-Product Program for the period covered by the table. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Crabel Multi-Product Program

Month	2013	2012	2011	2010	2009	2008
January	6.62%	1.98%	1.80%	-0.34%	2.74%	2.72%
February	3.53%	-1.05%	0.39%	1.33%	-0.15%	0.52%
March	1.81%	2.14%	-1.46%	-0.50%	-0.02%	2.95%
April	1.59%	-0.28%	-1.31%	1.48%	1.06%	-0.93%
May	-3.65%	1.85%	2.40%	1.18%	2.02%	0.56%
June	1.75%	0.62%	0.75%	-0.51%	0.53%	0.64%
July		3.37%	0.25%	1.76%	-2.96%	1.54%
August		-1.89%	-2.50%	3.15%	1.34%	-3.71%
September		0.11%	2.79%	0.79%	0.66%	4.75%
October		2.06%	-0.14%	-1.08%	-1.08%	-3.48%
November		3.80%	-4.58%	-1.50%	-1.59%	-2.57%
December		1.63%	0.40%	3.50%	-1.42%	-3.51%
Year	8.08%	15.14%	-1.45%	9.51%	-0.33%	-0.95%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Name of CTA:	Crabel Capital Management, LLC
Name of program:	Crabel Multi-Product Program
Inception of trading by CTA:	January 1992
Inception of trading in program:	March 1998
Worst monthly drawdown:	-9.81% (September 2001)
Worst peak-to-valley drawdown:	-16.27% (May 1998-August 1998)
Total Assets in the Strategy:	$1.9 billion (May 31, 2013)
Totals Assets in the Fund:	$1.6 billion (May 31, 2013)

*	Draw-down means losses experienced by the trading program over a specified period.
**	Worst peak-to-valley draw-down means the greatest cumulative percentage decline in month-end net asset value due to losses sustained by the trading program during any period in which the initial month-end net asset value is not equaled or exceeded by a subsequent month-end net asset value.

Information about Emil van Essen, LLC

Background

Emil van Essen LLC Spread Trading Program was formed in 2006 during the advent and rapid growth of passive long only commodity index funds. Emil and his team developed a spread market database and built software that enabled the modeling of the effect of index funds on commodity spread prices. With a strong focus on research and development the firm employs a multi-model approach that utilizes a highly advanced methodology that can analyze spread prices across multiple commodity, interest rate and options markets. While research and quantitative analysis remain the cornerstone of the firm significant discretion is applied in trade selection and execution. Continued improvement in operational efficiency, risk management, and client services are also a focus of EVE LLC. The Firm now has 16 employees in its Chicago office. Investors can access the Program either through a managed account, fund structure, or platforms.

Principals

Emil van Essen

Emil van Essen is the CIO & CEO of Emil van Essen LLC since December 2006. Mr. van Essen focuses his time on the strategic direction of the firm, research and trading. Mr. van Essen has more than 20 years of experience in the futures industry in both Canada and the U.S. Additionally, Emil van Essen LLC has been a registered Commodity Trading Advisor since October 1997. Emil studied honors mathematics at the University of Waterloo in Waterloo, Ontario from 1983 to 1986. He holds a Series 3 license. Emil has been a member of Mensa, has won awards for achievement in mathematics, and has authored two books on systematic futures trading.

Dennis Callahan

Mr. Callahan has served as the Chief Compliance Officer of Emil Van Essen from October 2012 to present. Prior to that he was the Director of Trading at EVE, LLC from January 2001 to October 2012 upon the formation of the CTA. Dennis has a BS in Finance from Western Michigan University.

Russ Rausch

Russ Rausch is the Chief Operating Officer of Emil van Essen LLC since July 2011. Prior to joining Emil van Essen, Raush was the executive vice president, global buy-side sales, managing director New York for Trading Technologies International (TT) from May 1998 through July 2011. Rausch was responsible for managing TT’s New York sales office and their global sales effort to buy-side firms. Rausch first joined TT in 1998 and has held several senior-level positions, including Chief Financial Officer and Executive Vice President Global Support and Chief Information Officer. Rausch received his B.S. in accounting from Kansas State University. He is a CPA and a member of the American Institute of Certified Public Accountants.

Trading Approach

The Emil van Essen Spread Trading Program seeks profit through the spread trading of exchange-listed futures and options contracts. The program primarily trades commodities through calendar spreads, inter-commodity spreads, and relative value trades. Interest rate, equity volatility, and other futures spread and relative value trades are also included. Quantitative research and significant discretion are employed with the goal of generating strong, uncorrelated returns in various market environments. The program typically has a low to negative correlation to traditional benchmarks including CTA, commodity and stock indices with a track record dating back to December 2006.

Legal Actions

There have been no material administrative, civil or criminal proceedings against Emil van Essen, LLC or any of its principals, which are pending, are on appeal or have concluded at any time during the last five years.

Past Performance of Emil van Essen, LLC

The Capsule Performance Table which follows presents the performance results of the Emil van Essen Spread Trading Program 2x for the period covered by the table. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Emil van Essen Spread Trading Program

Month	2013	2012	2011	2010	2009	2008
January	-2.65%	-0.65%	14.70%	-3.62%	9.33%	31.43%
February	0.53%	-4.51%	-1.02%	4.82%	1.35%	-5.85%
March	-2.04%	-2.70%	2.25%	0.56%	6.06%	-3.83%
April	0.46%	5.24%	0.52%	10.37%	1.47%	10.25%
May	1.60%	-1.81%	6.50%	2.24%	-1.93%	12.30%
June	-4.21%	-2.55%	2.69%	-2.24%	2.66%	11.70%
July		-8.00%	-0.46%	0.57%	1.80%	1.80%
August		-0.67%	-1.94%	4.40%	0.06%	1.38%
September		1.49%	3.47%	0.69%	-0.55%	3.75%
October		1.41%	1.14%	-0.21%	3.14%	1.41%
November		0.81%	-0.38%	-4.04%	2.74%	-1.29%
December		0.27%	3.18%	-1.63%	-0.05%	4.41%
Year	-6.27%	-11.63%	33.99%	11.40%	28.81%	83.70%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Name of CTA:	Emil van Essen, LLC
Name of program:	Emil van Essen Spread Trading Program 2x
Inception of trading by CTA:	December 2006
Inception of trading in program:	December 2006
Worst monthly drawdown:	-25.28% (September 2007)
Worst peak-to-valley drawdown:	-36.21% (June 2007-October 2007)
Total Assets in the Strategy:	$269 million (June 30, 2013)
Totals Assets in the Fund:	$280 million (June 30, 2013)

*	Draw-down means losses experienced by the trading program over a specified period.
**	Worst peak-to-valley draw-down means the greatest cumulative percentage decline in month-end net asset value due to losses sustained by the trading program during any period in which the initial month-end net asset value is not equaled or exceeded by a subsequent month-end net asset value.

Information about Quest Partners, LLC

Background

Quest Partners is registered with U.S. Commodity Futures Trading Commission (the “CFTC”) as a commodity trading advisor and a commodity pool operator and is a member of the National Futures Association in such capacities. Quest is a New York based asset manager providing independent, professional investment services to institutional and private clients. It has its offices at 126 East 56th Street - 19th floor, New York, NY 10022. The duties of Quest as a Trading Advisor will include investing and reinvesting in exchange listed futures, forward, options contracts and other derivative instruments the amount of assets allocated to Quest pursuant to the trading programs, methods, systems, strategies which the Trading Company has selected and in accordance with any trading policies, guidelines, restrictions, or limitations set out in the trading advisory agreement.

Principals

Nigol Koulajian is a principal and the Chief Investment Officer of the Trading Advisor, which he founded in April 2001. He graduated from the University of Notre Dame in 1988, with a BS in Electrical Engineering and earned his MBA in Finance from Columbia Business School in 1994. Koulajian has been an approved Principal and a registered Associated Person of Quest since April 2001.

Pawel Czkwianianc is a principal and the Head of Research for the Trading Advisor. Mr. Czkwianianc joined Quest Partners LLC at its inception in April 2001. Mr. Czkwianianc holds a B.S. degree in Applied Mathematics from Columbia University and an M.S. degree in Mathematics from New York University (“NYU”). At NYU, he was enrolled in the Ph. D. program in the field of mathematical neuroscience. Mr. Czkwianianc has been an approved Principal and a registered Associated Person of Quest since February 2010.

Nigel Ekern is a principal and the President of the Trading Advisor. Mr. Ekern joined Quest Partners LLC in November 2010 and has over 14 years of experience managing alternative investment advisors. Prior to joining Quest Partners LLC, Mr. Ekern was COO and co-founder of Noroton Capital Management LLC, a hedge fund that traded distressed debt that was founded in January 2007. Mr. Ekern earned a joint JD-MBA degree from NYU in 1993 and an A.B. degree in history from Dartmouth College in 1987. Mr. Ekern has been an approved Principal and a registered Associated Person of Quest since February 2011.

Trading Approach

The Quest Tracker Index (“QTI”) seeks to track generally the performance generated by the broad class of managed futures trading strategies of trend-following Commodity Trading Advisors, and to match or exceed the performance of widely followed CTA indices on a risk-adjusted basis. The QTI comprises 47 specified futures contracts in markets for currencies, fixed-income, equity indices and commodities.

Legal Actions

There have been no material administrative, civil or criminal proceedings against Quest Partners LLC, or any of its principals, which are pending, are on appeal or have concluded at any time during the last five years.

Past Performance of Quest Partners, LLC

The Capsule Performance Table which follows presents the performance results of the Quest Tracker Index Program for the period covered by the table. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Quest Tracker Index Program

Month	2013	2012	2011
January	1.78%	4.55%	—
February	-1.19%	0.42%	—
March	1.38%	-3.95%	—
April	1.88%	2.05%	—
May	-4.32%	7.47%	—
June	-3.95%	-4.25%	—
July		5.92%	—
August		-0.68%	1.06%
September		-0.99%	2.03%
October		-6.06%	-4.61%
November		1.65%	-1.07%
December		0.20%	0.82%
Year	-4.56%	5.54%	-1.90%

*	August 2011 is a partial month’s return that began August 17, 2011. September 2011 is also a partial month that excludes a single trading day.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Name of CTA:	Quest Partners LLC
Name of program:	Quest Tracker Index Program
Inception of trading by CTA:	May 2001
Inception of trading in program:	August 17, 2011
Worst monthly drawdown:	-6.06% (October 2012)
Worst peak-to-valley drawdown:	-7.62% (August 2012-October 2012)
Total Assets in the Strategy:	$279 million (June 30, 2013)

*	Drawdown means losses experienced by the trading program over a specified period.
**	Worst peak-to-valley drawdown means the greatest cumulative percentage decline in month-end net asset value due to losses sustained by the trading program during any period in which the initial month-end net asset value is not equaled or exceeded by a subsequent month-end net asset value.

Information about FORT L.P.

Background

FORT specializes in trading futures contracts on interest rates, currencies, stock indices, energy and precious metals. FORT is registered under the Commodity Exchange Act as a Commodity Trading Advisor and as a Commodity Pool Operator. The company is also a member of the National Futures Association. FORT L.P. is headquartered in Chevy Chase, Maryland, a suburb of Washington, DC. FORT follows a general investment principle for its various investment strategies. All strategies must strive to have no correlation with broad equity markets such as S&P 500 or MSDCI world index. FORT does not construct any investment strategy around a one-sided exposure to a market factor, such as long only stock investment.

Principals

Yves Balcer

Yves Balcer has been a principal of FORT since its founding in January 1993. He was formerly a Senior Manager of Investment at the World Bank, where he worked from August 1985 until August 1987, and again between May 1988 and December 1992. During his last two years at the World Bank, Mr. Balcer directed the research and implementation of system-based trading strategies in global bond markets. Prior to that, he served at various times as Senior Manager for the North American, European and Asian portfolios, where he managed teams of professional traders overseeing $20 billion in fixed income assets. Between September 1987 and April 1988, Mr. Balcer served as Director of Research and Arbitrage at Midland-Montagu Securities. From 1977 to 1985, he was a professor of economics at the University of Wisconsin in Madison. Mr. Balcer has published more than twenty-five articles on finance and economics in professional journals. He holds a PhD in Economics and Finance from MIT, a PhD in Operations Research and a MS in Statistics from Stanford University, and a MS in Mathematics from the Université de Montréal in Canada.

Sanjiv Kumar

Sanjiv Kumar has been a principal of FORT since its inception in January 1993. Prior to this, from 1987 to 1992, he was a Senior Manager of Investment at the World Bank. During his tenure at the World Bank Dr. Kumar managed large fixed-income portfolios in all the major currencies. At the time of his departure Dr. Kumar was responsible for investing a multi-billion dollar portfolio in US and Canadian dollar securities.Mr. Kumar has a PhD in Economics from the University of Chicago and a BA in Mathematics from the University of Delhi in India.

Trading Approach

FORT’s goal is to generate the highest quality of risk-adjusted returns for its clients. FORT’s Contrarian strategy is a technical, fully systematic, trend-anticipation strategy that tries to capture performance around trends in a novel way. Traditional trend-following strategies are usually late to enter and late to exit because they must wait for confirmation of a trend to enter or exit their positions. By design, the Contrarian strategy is usually early in entering and exiting trends.

The strategy systematically tries to identify price behaviors which signal turning points in the markets and then takes positions in those markets while the price is still moving in the opposite direction. In addition to capturing a fundamentally different part of the trend movement from traditional trend-followers, this system design allows the Contrarian strategy to perform better than traditional trend-followers in choppy markets because it also captures performance in shorter-term market movements, or noise, around the trend. Capital is allocated dynamically over time frames, models, and markets based on a statistical learning process. This process uses Bayesian statistical techniques which allow the strategy to evolve incrementally each day. The strategy is constructed to be statistically robust which enables it to perform well over the long term.

Legal Actions

There have been no material administrative, civil or criminal proceedings against Fort Management, Inc, or any of its principals, which are pending, are on appeal or have concluded at any time during the last five years.

Past Performance of FORT L.P.

The Capsule Performance Table which follows presents the performance results of the Global Contrarian Program for the period covered by the table. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

FORT L.P. – Global Contrarian

Month	2013	2012	2011	2010	2009	2008
January	-0.23%	2.68%	-3.92%	1.42%	-2.48%	1.13%
February	-0.14%	-0.19%	3.44%	5.64%	1.21%	6.64%
March	2.39%	-0.98%	-1.32%	3.02%	3.15%	0.68%
April	2.52%	1.47%	6.70%	3.05%	-2.53%	-5.55%
May	-3.17%	-1.01%	0.98%	1.78%	-0.18%	-1.88%
June	-5.67%	-1.96%	-0.10%	3.76%	-0.83%	1.97%
July		5.50%	8.73%	2.34%	1.47%	-1.31%
August		-2.01%	4.90%	7.92%	2.85%	-5.53%
September		-0.14%	-0.89%	-0.74%	4.28%	1.62%
October		-2.58%	-0.39%	-0.72%	-0.37%	-7.76%
November		1.32%	3.42%	-3.42%	6.54%	7.22%
December		0.96%	4.69%	1.25%	-5.05%	5.36%
Year	-4.47%	2.81%	28.70%	27.84%	7.74%	1.30%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Name of CTA:	FORT L.P.
Name of program:	Global Contrarian
Inception of trading by CTA:	September 10, 2002
Inception of trading in program:	October 21, 2002
Worst monthly drawdown:	-8.70% (April 2008)
Worst peak-to-valley drawdown:	-17.42% (April 2008-October 2008)
Total Assets in the Strategy:	$441 million (May 31, 2013)
Totals Assets in the Fund:	$626 million (May 31, 2013)

*	Draw-down means losses experienced by the trading program over a specified period.
**	Worst peak-to-valley draw-down means the greatest cumulative percentage decline in month-end net asset value due to losses sustained by the trading program during any period in which the initial month-end net asset value is not equaled or exceeded by a subsequent month-end net asset value.

New Trading Advisors for the Frontier Long/Short Commodity Series

Effective August 1, 2013, Emil Van Essen, LLC has been elevated to a major advisor for the Frontier Long/Short Commodity Series and J E Moody & Company, Abraham Trading Company, Krom River Trading AG and Commodity Strategies AG are added to the portfolio of Frontier Long/Short Commodity Series as major advisors. The advisory agreement with respect to the arrangement with Emil Van Essen is substantially similar to the Form of Advisory Agreement, included as Exhibit 10.3 to the Registration Statement on Form S-1 filed by The Frontier Fund on February 2, 2010 and incorporated herein by reference. The Frontier Long/Short Commodity Series will gain exposure to the trading program of J E Moody & Company, Abraham Trading Company, Krom River Trading AG and Commodity Strategies AG via a total return swap with Deutsche Bank AG London (the “DB Commodity Long/Short Swap”). The term of the DB Commodity Long/Short Swap is five years.

The current major commodity trading advisors and/or reference programs for the Frontier Long/Short Commodity Series are:

•	Abraham Trading Company;

•	Beach Horizon LLP;

•	Commodity Strategies AG;

•	Emil Van Essen, LLC;

•	Global Advisors (Jersey) Limited;

•	J E Moody & Company;

•	Krom River Trading AG;

•	Mesirow Financial Commodities Management, LLC;

•	Red Oak Commodity Advisors, Inc;

•	Rosetta Capital Management, LLC; and

•	Skyline Management, Inc dba Strategic AG Trading

The managing owner anticipates that up to 20% of the assets of the Frontier Long/Short Commodity Series will be allocated to each of the major commodity trading advisors and/or reference programs.

Information about Abraham Trading Company

Background

Abraham Trading Company was founded in 1990 by Salem Abraham and is organized as a corporation in Texas. Abraham Trading Company began trading as a Commodity Trading Advisor (“CTA”) in January 1998. The firm is a member of the National Futures Association and is registered with the CFTC as a CTA as of October 1988. An affiliate is registered as a Commodity Pool Operator.

Principals

Salem Abraham

Salem began trading while attending Notre Dame University, where he graduated cum laude with a B.B.A. in Finance in 1987. He registered as a Commodity Trading Advisor in October 1988 and organized Abraham Trading Company in September 1990 and has continued in this role to date.

Trading Approach

The underlying premise of Abraham’s trading approach is that commodity interests will, from time to time, enter into periods of major price change to either a higher or lower level. These price changes can be identified and predicted, albeit with limited reliability. Abraham has developed systems seeking to identify events in the marketplace that often precede the development of these major price moves. These trading systems are the result of exhaustive mathematical and statistical research, and classical technical analysis. They combine long-term trend following, short-term trend-following, short-term momentum, and mean reversion strategies. The combination of these strategies is intended to reduce volatility without sacrificing performance. The trading approach also relies heavily on a disciplined management of risk. Trading recommendations are based on computer-generated signals. In evaluating the various factors that make up a trading decision, the systems pay close attention to each trade’s risk-reward potential, how it fits into the risk profile of the entire portfolio, and whether it adheres to the program’s overall trading goals. Each commodity interest is tracked on its own merits, and “exit levels” are determined at the time a trade is entered. Abraham employs a 24-hour trading desk to monitor the markets whenever they are open and utilizes these “exit levels,” rather than placing “stop-loss” or “stop-limit” orders.

Legal Actions

There have been no material, administrative, civil or criminal proceedings against Abraham Trading Company, Abraham Trading LP or any of its principals, which are pending, are on appeal or have concluded at any time during the last five years.

Past Performance of Abraham Trading Company

The Capsule Performance Table which follows presents the performance results of the Abraham Diversified Program for the period covered by the table.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Month	2013	2012	2011	2010	2009	2008
January	0.81%	-1.05%	1.57%	-0.86%	-0.74%	6.44%
February	-0.86%	-1.54%	3.35%	-0.36%	0.12%	6.57%
March	0.49%	-4.27%	-6.78%	1.42%	-1.82%	-0.21%
April	2.41%	1.62%	5.82%	-2.54%	-3.12%	0.34%
May	-1.31%	5.65%	-3.68%	-3.92%	3.89%	-0.94%
June	-0.33%	-4.44%	-5.49%	-1.73%	0.53%	2.04%
July		4.70%	5.64%	-1.92%	-2.30%	-4.19%
August		-0.43%	-2.06%	3.70%	1.48%	0.08%
September		-2.48%	-0.72%	4.56%	0.07%	5.55%
October		-2.92%	-3.69%	3.80%	-1.12%	4.73%
November		-0.67%	1.35%	-1.72%	1.55%	2.02%
December		0.64%	0.41%	8.54%	-3.98%	3.72%
Year	1.17%	-5.59%	-5.10%	8.56%	-5.56%	28.77%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Name of CTA:	Abraham Trading Company
Name of program:	Abraham Diversified Program
Inception of trading by CTA:	January 1988
Inception of trading in program:	January 1988
Worst monthly drawdown:	-20.08% (April 1989)
Worst peak-to-valley drawdown:	-31.96% (May 1998-August 1998)
Total Assets in the Strategy:	$260 million (June 30, 2013)
Totals Assets in the Fund:	$337 million (June 30, 2013)

*	Draw-down means losses experienced by the trading program over a specified period.
**	Worst peak-to-valley draw-down means the greatest cumulative percentage decline in month-end net asset value due to losses sustained by the trading program during any period in which the initial month-end net asset value is not equaled or exceeded by a subsequent month-end net asset value.

Information about Commodity Strategies AG

Background

Commodity Strategies AG (“CSAG”) is a Swiss-based active systematic commodity manager. In 1999, CSAG was founded in Australia and was registered with the Australian Securities and Investment Commission in 2001. CSAG started as an active long only manager and launched its additional long-short program in 2007. The investment process has evolved over time on the basis of its unique risk based commodity yield approach. In 2010 the company was registered with the CFTC and in 2012 was registered as an investment advisor with the SEC.

Principals

Robert Holroyd

Robert Holroyd, Director and Principal is the founder and principal of Commodity Strategies Limited (CSL) and Commodity Strategies AG (CSAG). He established CSL in Australia in 1999 to bring a new style of asset management to the commodity sector. Since 1981 Robert has been continually involved in commodity and currency trading, principally through the futures markets. Early in his career Robert developed a high profile in New Zealand’s then unsophisticated and highly regulated financial market, and was responsible for a number of industry innovations. Notably, in the early 80s, he was responsible for the establishment of Buttle and Co Futures Limited, the first broker in New Zealand to obtain Reserve Bank approval to trade on foreign futures exchanges. Robert then moved on and established and managed Qtron Holdings Limited International futures and bullion business.

In 1986 Robert left Qtron to establish his own company, managing foreign exchange risk for corporations and high net worth individuals. He was approached in 1987 by Hanseatic Group Inc., a US based foreign exchange adviser with whom he subsequently developed a joint venture. He became a director of the firm and was responsible for operations in the Pacific Rim and Australasia. In the early 90s, as a natural progression from his activities in the FX markets, Robert established a CTA under the name of HCM Global Limited. Investors included the US based Commodities Corporation.

Progression of trading style led Robert into collaboration with Australian based partners looking to develop a new systematic approach to building and protecting commodity wealth. This approach was based on the philosophy that commodities were often overlooked and misunderstood by the mainstream asset management community. In late 2010 Robert relocated to Zug, Switzerland and established Commodity Strategies AG to expand the business into the European and North American markets.

Trading Approach

Launched in 2007, the objective of the Long Short Program is to produce a positive return that exhibits low performance correlation to broad commodity indices and other risk assets, including diversified trend following CTAs. The program is disciplined in nature and the only inputs are market price data for commodities, interest rates and currencies. A risk adjusted commodity return is calculated over multiple time periods and adjusted for volatility. This takes into account the potential cost or return in the forward market structure.

Long positions can be taken when the prospective return is great enough, short positions can be established if the prospective return is sufficiently negative, and no positions may be taken if neither requirement is met. Disciplined rules determine position sizing throughout the life of a position, and execution and reconciliation processes are highly automated.

Legal Actions

There have been no material, administrative, civil or criminal proceedings against Commodity Strategies AG or any of its principals, which are pending, are on appeal or have concluded at any time during the last five years.

Past Performance of Commodity Strategies AG

The Capsule Performance Table which follows presents the performance results of the Commodity Strategies AG Long Short Program for the period covered by the table. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Month	2013	2012	2011	2010	2009	2008
January	1.94%	1.01%	2.19%	-9.35%	0.04%	2.69%
February	-4.89%	3.26%	5.05%	0.31%	-0.33%	16.06%
March	-0.76%	-0.66%	-2.24%	5.56%	-1.40%	-6.03%
April	-1.09%	-1.81%	5.37%	1.22%	-1.68%	6.11%
May	0.90%	-1.04%	-11.73%	-11.12%	12.81%	5.15%
June	0.00%	-0.91%	-6.91%	-2.15%	-4.22%	2.83%
July		5.15%	2.99%	-2.14%	7.78%	-13.23%
August		1.70%	-1.75%	-0.40%	0.91%	-4.51%
September		0.99%	-1.39%	10.28%	-3.55%	3.80%
October		-5.48%	-3.94%	4.79%	5.47%	7.46%
November		1.20%	1.94%	0.17%	4.70%	-0.02%
December		-1.94%	0.45%	10.41%	1.01%	1.02%
Year	-3.97%	1.06%	-10.81%	5.27%	22.21%	19.95%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Name of CTA:	Commodity Strategies AG
Name of program:	Long Short Program
Inception of trading by CTA:	December 1999
Inception of trading in program:	October 2007
Worst monthly drawdown:	-13.23% (June 2008)
Worst peak-to-valley drawdown:	-22.43% (May 2011 – April 2013)
Total Assets in the Strategy:	$33 million (June 30, 2013)
Totals Assets in the Fund:	$83 million (June 30, 2013)

*	Draw-down means losses experienced by the trading program over a specified period.
**	Worst peak-to-valley draw-down means the greatest cumulative percentage decline in month-end net asset value due to losses sustained by the trading program during any period in which the initial month-end net asset value is not equaled or exceeded by a subsequent month-end net asset value.

Information about Emil van Essen, LLC

Background

Emil van Essen LLC Spread Trading Program was formed in 2006 during the advent and rapid growth of passive long only commodity index funds. Emil and his team developed a spread market database and built software that enabled the modeling of the effect of index funds on commodity spread prices. With a strong focus on research and development the firm employs a multi-model approach that utilizes a highly advanced methodology that can analyze spread prices across multiple commodity, interest rate and options markets. While research and quantitative analysis remain the cornerstone of the firm significant discretion is applied in trade selection and execution. Continued improvement in operational efficiency, risk management, and client services are also a focus of EVE LLC. The Firm now has 17 employees in its Chicago office. Investors can access the Program either through a managed account, fund structure, or platforms.

Emil van Essen

Emil van Essen is the CIO & CEO of Emil van Essen LLC since December 2006. Mr. van Essen focuses his time on the strategic direction of the firm, research and trading. Mr. van Essen has more than 20 years of experience in the futures industry in both Canada and the U.S. Additionally, Emil van Essen LLC has been a registered Commodity Trading Advisor since October 1997. Emil studied honors mathematics at the University of Waterloo in Waterloo, Ontario from 1983 to 1986. He holds a Series 3 license. Emil has been a member of Mensa, has won awards for achievement in mathematics, and has authored two books on systematic futures trading.

Dennis Callahan

Mr. Callahan has served as the Chief Compliance Officer of Emil Van Essen from October 2012 to present. Prior to that he was the Director of Trading at EVE, LLC from January 2001 to October 2012 upon the formation of the CTA. Dennis has a BS in Finance from Western Michigan University.

Russ Rausch

Russ Rausch is the Chief Operating Officer of Emil van Essen LLC since July 2011. Prior to joining Emil van Essen, Raush was the executive vice president, global buy-side sales, managing director New York for Trading Technologies International (TT) from May 1998 through July 2011. Rausch was responsible for managing TT’s New York sales office and their global sales effort to buy-side firms. Rausch first joined TT in 1998 and has held several senior-level positions, including Chief Financial Officer and Executive Vice President Global Support and Chief Information Officer. Rausch received his B.S. in accounting from Kansas State University. He is a CPA and a member of the American Institute of Certified Public Accountants.

Trading Approach

The Emil van Essen Spread Trading Program seeks profit through the spread trading of exchange-listed futures and options contracts. The program primarily trades commodities through calendar spreads, inter-commodity spreads, and relative value trades. Interest rate, equity volatility, and other futures spread and relative value trades are also included. Quantitative research and significant discretion are employed with the goal of generating strong, uncorrelated returns in various market environments. The program typically has a low to negative correlation to traditional benchmarks including CTA, commodity and stock indices with a track record dating back to December 2006.

Legal Actions

There have been no material administrative, civil or criminal proceedings against Emil van Essen, LLC or any of its principals, which are pending, are on appeal or have concluded at any time during the last five years.

Past Performance of Emil van Essen, LLC

The Capsule Performance Table which follows presents the performance results of the Emil van Essen Spread Trading Program 2x for the period covered by the table. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Emil van Essen Spread Trading Program

Month	2013	2012	2011	2010	2009	2008
January	-2.65%	-0.65%	14.70%	-3.62%	9.33%	31.43%
February	0.53%	-4.51%	-1.02%	4.82%	1.35%	-5.85%
March	-2.04%	-2.70%	2.25%	0.56%	6.06%	-3.83%
April	0.46%	5.24%	0.52%	10.37%	1.47%	10.25%
May	1.60%	-1.81%	6.50%	2.24%	-1.93%	12.30%
June	-4.21%	-2.55%	2.69%	-2.24%	2.66%	11.70%
July		-8.00%	-0.46%	0.57%	1.80%	1.80%
August		-0.67%	-1.94%	4.40%	0.06%	1.38%
September		1.49%	3.47%	0.69%	-0.55%	3.75%
October		1.41%	1.14%	-0.21%	3.14%	1.41%
November		0.81%	-0.38%	-4.04%	2.74%	-1.29%
December		0.27%	3.18%	-1.63%	-0.05%	4.41%
Year	-6.27%	-11.63%	33.99%	11.40%	28.81%	83.70%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Name of CTA:	Emil van Essen, LLC
Name of program:	Emil van Essen Spread Trading Program 2x
Inception of trading by CTA:	December 2006
Inception of trading in program:	December 2006
Worst monthly drawdown:	-25.28% (September 2007)
Worst peak-to-valley drawdown:	-36.21% (June 2007-October 2007)
Total Assets in the Strategy:	$269 million (June 30, 2013)
Totals Assets in the Fund:	$280 million (June 30, 2013)

*	Draw-down means losses experienced by the trading program over a specified period.
**	Worst peak-to-valley draw-down means the greatest cumulative percentage decline in month-end net asset value due to losses sustained by the trading program during any period in which the initial month-end net asset value is not equaled or exceeded by a subsequent month-end net asset value.

Information about J E Moody & Company LLC

Background

J E Moody and Company LLC was founded by John E. Moody, PhD and has been registered with the NFA since 2001. The inception of the JEM Commodity Relative Value Program (“CRV”) was May 2006. JE Moody is registered with the CFTC as a commodity pool operator and commodity trading advisor and is a member of the NFA. In April 2001, Dr. Moody, Managing Member and Director of Research of JE Moody, registered as a commodity pool operator and commodity trading advisor. In July 2001, JE Moody was formed. In May 2002, JE Moody assumed the commodity pool operator and commodity trading advisor registration of Dr. Moody. Dr. Moody became listed as a principal of JE Moody on April 20, 2001, and registered as an associated person of JE Moody on April 26, 2001.

Principals

John E. Moody, PhD

The only principal of J E Moody and Company LLC is John Moody, PhD. Dr. Moody was named a Rising Star of Hedge Funds at the 2009 Institutional Investor Hedge Fund Industry Awards. He was previously a Principal Investigator at Berkeley’s International Computer Science Institute, founded and directed the Computational Finance Program at Oregon Graduate Institute, and was a member of the Computer Science and Neuroscience Faculties at Yale University. Dr. Moody received his PhD and MS in Physics from Princeton, and BA Honors in Physics at the University of Chicago. Moody has over 2 decades of experience trading futures and options. He took leave from full-time academia in 2003 to focus on trading and building JEM’s asset management business.

Trading Approach

The JEM CRV strategy is diversified across the primary commodity sectors (energies, metals, grains, livestock, and softs), with an emphasis on risk management, and seeks to minimize drawdowns. CRV is a market-neutral strategy, aiming to capture commodity alpha with minimal commodity beta and generally low correlation to major asset classes and hedge fund strategies, including commodity indices, Commodity Trading Advisors (“CTAs”) and commodity strategies.

Legal Actions

There have been no material, administrative, civil or criminal proceedings against J E Moody & Company LLC or any of its principals, which are pending, are on appeal or have concluded at any time during the last five years.

Past Performance of J E Moody & Company LLC

The Capsule Performance Table which follows presents the performance results of the JEM Commodity Relative Value Program (“CRV”) for the period covered by the table.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Month	2013	2012	2011	2010	2009	2008
January	0.30%	0.52%	-0.53%	0.26%	1.05%	3.08%
February	-0.57%	-0.56%	0.00%	0.34%	-0.86%	-0.59%
March	-1.11%	0.60%	-0.77%	1.50%	1.17%	2.61%
April	-0.45%	-2.12%	1.14%	0.04%	0.31%	-0.01%
May	1.30%	0.42%	0.42%	0.01%	0.50%	2.29%
June	-0.20%	-0.34%	0.24%	-0.54%	-0.44%	0.87%
July		-0.72%	-0.93%	-0.06%	0.00%	0.79%
August		0.24%	1.96%	-0.09%	0.26%	-1.22%
September		0.58%	1.96%	0.46%	-1.73%	-0.20%
October		0.81%	-0.77%	0.08%	0.59%	0.82%
November		0.81%	-0.53%	0.73%	0.11%	1.18%
December		0.73%	2.00%	-0.68%	0.54%	2.27%
Year	-0.75%	0.93%	4.20%	2.05%	1.47%	12.44%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Name of CTA:	J E Moody & Company LLC
Name of program:	JEM Commodity Relative Value Program (“CRV”)
Inception of trading by CTA:	May 2006
Inception of trading in program:	May 2006
Worst monthly drawdown:	-2.12% (April 2012)
Worst peak-to-valley drawdown:	-2.75% (March 2012-July 2012)
Total Assets in the Strategy:	$466 million (June 30, 2013)
Totals Assets in the Fund:	$466 million (June 30, 2013)

*	Draw-down means losses experienced by the trading program over a specified period.
**	Worst peak-to-valley draw-down means the greatest cumulative percentage decline in month-end net asset value due to losses sustained by the trading program during any period in which the initial month-end net asset value is not equaled or exceeded by a subsequent month-end net asset value.

Information about Krom River Trading AG

Background

Krom River is a discretionary, multi-commodity manager employing trading strategies across multiple commodity markets. The firm was launched in July 2006 by Christopher Brodie, who has a 20-year track record in commodity trading. The firm invests in commodities through exchange-traded futures and options and utilizes volatility, directional and spreads/arbitrage strategies. The investment team uses a combination of macro and fundamental research to generate and test theses and technical analysis to confirm views and determine timing. The firm trades 20-30 commodities in Base and Precious metals, Agricultural and Energy markets.

The firm acts as scheme operator, fund manager, and investment adviser to the Krom River Commodity Fund, the Krom River Commodity Systematic Fund (collectively referred to as the “Krom River Funds” and other managed account portfolios (collectively referred to as “managed accounts”. The Krom River Funds are established offshore in the Cayman Islands. The firm’s aim is to generate long-term positive capital appreciation for investors primarily through investments in the commodity sector. KRC is regulated by the Cayman Islands Monetary Authority (CIMA). KRT is regulated by Polyreg General Self Regulatory Organisation. PolyReg is a self-regulatory body recognised by the Swiss Federal Money Laundering Control Authority. It is established according to Article 24 of the Swiss Money laundering act (MLA) and acts as regulatory and supervising Organisation for its members. Krom River is a Hedge Funds Standards Board (HFSB) signatory. Krom River Trading AG is an NFA registered CTA and CPO.

Principals

Christopher Brodie

Christopher Brodie is a founder and Portfolio Manager of Krom River Trading, responsible for portfolio construction, trade formulation and investment strategies. Mr. Brodie founded Krom River in June 2008. Prior to establishing Krom River Partners LLP, an alternative investment manager, in London in March 2006 and then Krom River Trading and Krom River Management in June 2008 and August 2008, respectively, he worked at Armajaro Asset Management LLP, an alternative investment manager, from March 2004 to December 2006. At Armajaro Asset Management LLP, Mr. Brodie was a portfolio manager and partner, responsible for the day-to-day discretionary trading of futures and options across multiple commodity markets. Mr. Brodie earned a B.A. in History from the University of Ulster. Mr. Brodie became listed as a principal of Krom River Trading in June 2012.

Itay Simkin

Itay Simkin is the Chief Executive Officer and Risk Officer of Krom River, responsible for the overall business operations and portfolio risk management. Prior to joining Krom River in April 2009, Mr. Simkin founded and was the Managing Director of Matrix Capital Markets Ltd., a proprietary trading company with over 100 traders, specializing in trading commodity and fixed income derivatives in European and US markets, from October 2002 to April 2009. Mr. Simkin was responsible for managing traders and risks. From December 1987 until October 2002, Mr. Simkin was at Man Group, a commodity trading company, hedge fund operator and futures broker, where he was a partner and chief coffee trader in the softs markets in London and New York. Mr. Simkin earned a B.A. in Geography and Political Science from Haifa University. Mr. Simkin became listed as a principal of Krom River Trading in June 2012.

Mike Cartier

Mike Cartier is the Chief Operating Officer and Compliance Officer of Krom River, responsible for overseeing operations, compliance and service provider related matters. Prior to joining Krom River in March 2008, Mr. Cartier worked as the Client Product Group Manager of Marex Financial Ltd., a trade execution and clearing company, from January 2006 to March 2008. He was responsible for institutional and hedge fund client relations. From May 1984 to January 2006, Mr. Cartier was a European-based employee of Cargill Investor Services for 21 years. While at Cargill Investor Services, the brokerage affiliate of Cargill, a commodity trading company, Mr. Cartier performed senior management and sales roles in financial and commodity products in London and Paris. Mr. Cartier earned a B.S. in Agronomy and a Bachelor of Agricultural Business Administration from the University of Minnesota. Mr. Cartier became listed as a principal of Krom River Trading in July 2012.

Roderick Hogarth

Roderick Hogarth joined the Krom River team in 2007, where he worked across the business in trading operations, developing an intricate knowledge of all trading and business processes before focusing on marketing and investor relations. Prior to joining Krom River, he worked for an investor relations consultancy, coordinating IPO road shows and was a participant on the Teach First Programme in London. Roderick holds an MA from the University of Edinburgh and is a CAIA® (Chartered Alternative Investment Analyst) designee. Mr. Roderick Hogarth became listed as a principal of Krom River Trading AG in July 2012.

Krom River Holdings

Krom River Holdings AG is a joint stock company with registered domicile in Baar, Switzerland. The company’s purpose is the purchase and the administration of any investments in other companies. Krom River Holdings is the 100% owner of Krom River Trading AG. Krom River Holdings AG became listed as a principal of Krom River Trading as of April 2012.

Leo Granziol and Meline Von Brentano are non-trading principals and have no involvement in the day to day operations of the business.

Trading Approach

The Krom River Commodity Fund is a discretionary, multi-commodity fund employing three main strategies across multiple markets. The Fund invests in commodities through exchange-traded futures and options and utilizes volatility, directional and spreads/arbitrage strategies. The investment team uses a combination of macro and fundamental research to generate and test theses and technical analysis to confirm views and determine timing. The fund trades 20-30 commodities in Base and Precious metals, Agricultural and Energy markets.

Legal Actions

There have been no material, administrative, civil or criminal proceedings against Krom River AG which are pending, are on appeal or have concluded at any time during the last five years.

Past Performance of Krom River Trading AG

The Capsule Performance Table which follows presents the performance results of the Krom River Commodity Fund for the period covered by the table. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Month	2013	2012	2011	2010	2009	2008
January	0.07%	0.57%	2.08%	0.12%	-1.29%	8.20%
February	-1.15%	0.08%	2.30%	-0.55%	-1.65%	14.82%
March	-0.66%	-2.63%	-0.53%	-0.52%	-3.49%	2.03%
April	-0.33%	-1.47%	0.93%	2.45%	-1.92%	0.24%
May	-0.26%	-0.14%	-1.96%	0.92%	1.25%	-0.34%
June	-1.96%	0.92%	-1.89%	-0.15%	-2.34%	4.60%
July		3.08%	-0.23%	1.65%	1.40%	-0.39%
August		0.46%	2.09%	0.65%	0.84%	1.50%
September		-1.46%	-3.17%	1.70%	-1.14%	-0.02%
October		-2.08%	-0.91%	2.09%	0.29%	3.82%
November		-0.72%	-0.78%	-0.03%	0.57%	-1.99%
December		-0.87%	-1.18%	3.69%	-0.83%	0.41%
Year	-4.33%	-4.30%	-3.37%	12.60%	-8.12%	36.80%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Name of CTA:	Krom River Trading AG
Name of program:	Krom River Commodity Fund
Inception of trading by CTA:	June 2008
Inception of trading in program:	July 2006
Worst monthly drawdown:	-3.49% (March 2009)
Worst peak-to-valley drawdown:	-16.73% (April 2011 – June 2013)
Total Assets in the Strategy:	$186 million (June 30, 2013)
Totals Assets in the Fund:	$425 million (June 30, 2013)

*	Draw-down means losses experienced by the trading program over a specified period.
**	Worst peak-to-valley draw-down means the greatest cumulative percentage decline in month-end net asset value due to losses sustained by the trading program during any period in which the initial month-end net asset value is not equaled or exceeded by a subsequent month-end net asset value.